Exhibit 99.1
CONTACT:
U.S. Wireless Data, Inc.
Tom Rowley
Chief Executive Officer
408 625-2700
U.S. Wireless Data, Inc. Completes Merger with StarVox Communications, Inc.
SAN JOSE, CA., March 26, 2007—U.S. Wireless Data, Inc. (OTCBB: USWI.OB) announces the completion of the acquisition of all of the outstanding securities of StarVox Communications, Inc. with StarVox becoming a wholly owned subsidiary and the sole operations of USWI.
Newly appointed chief executive officer of USWI, Thomas E. Rowley, commented, “We are extremely excited about the completion of the transaction. It’s been a long road to get to this point, but one we believe will be particularly rewarding for all of our core constituents — shareholders, team members and customers.”
USWI will file with the Securities and Exchange Commission within the next few days a current report on form 8-K with additional information concerning the business and operations of StarVox and USWI as a combined company.
About StarVox Communications, Inc.
StarVox Communications, Inc. (www.starvox.com), based in San Jose, CA, is a facilities-based next generation Infrastructure and Applications service provider. StarVox offers wholesale and retail traditional voice services and enhanced VoIP services over its domestic VoIP network and its international wholesale network. StarVox works with a variety of channels (such as, ISPs, CLECs, Telecom Agents, Carriers, Affinity Groups, Property Management Groups, etc.) that are interested in migrating customers from traditional separate voice and data communications connections to a converged voice/data connection.